EXHIBIT 21


                      SUBSIDIARIES OF SCANTEK MEDICAL INC.



                                              JURISDICTION OF
       NAME                                    INCORPORATION
       ----                                    -------------

Scantek Medical S.A.                              Uruguay

Scantek Medical do Brasil LTDA                    Brazil

Scantek Digital Systems, Inc.                     Delaware